As filed with the Securities and Exchange Commission on November 25, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CSRA Inc.

(Exact name of registrant as specified in its charter)

Nevada	47-4310550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive

Falls Church, Virginia 22042

(Address of principal executive offices)

CSRA Inc. 2015 Omnibus Incentive Plan

CSRA Inc. 2015 Non-Employee Director Incentive Plan

CSRA Inc. 401(k) Plan

(Full title of the plan)

William Luebke

CSRA Inc.

3170 Fairview Park Drive

Falls Church, Virginia 22042

(Name and address of agent for service)

703-642-2000

(Telephone number, including area code, of agent for service)

Copy to:

A. Peter Harwich

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 610-6471

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	31,618,000	(3)	$32.42	$1,025,055,560	$103,223.09

(1)

Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c), this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h), and equal to the average of the high and low prices of the Common Stock on the “when issued” trading market as reported on the New York Stock Exchange on November 23, 2015.

(3)

Of these securities, 20,900,000 are to be registered under the CSRA Inc. 2015 Omnibus Incentive Plan, 718,000 are to be registered under the CSRA Inc. 2015 Non-Employee Director Incentive Plan, and 10,000,000 are to be registered under the CSRA Inc. 401(k) Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the plans covered by this Registration Statement as required by Rule 428(b)(1) of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the U.S. Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                       INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed with or furnished to the Commission by CSRA Inc. (formerly named Computer Sciences Government Services Inc.) (the “Registrant”) are incorporated by reference herein and shall be deemed to be part hereof (excluding information deemed to be furnished and not filed with the Commission):

(a)         Registrant’s Registration Statement on Form 10 (the “Form 10 Registration Statement”) (Commission File No. 001-37494), initially filed with the Commission on July 10, 2015, as amended, including the description of the Registrant’s Capital Stock contained in Registrant’s Information Statement, filed as Exhibit 99.1 to the Form 10 Registration Statement, and any amendment or report filed for the purpose of updating such description, under the Securities Exchange Act of 1934 (the “Exchange Act”); and

(b)         Registrant’s Current Report on Form 8-K filed with the Commission on November 19, 2015.

All documents filed with or furnished to the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date such reports are filed or furnished, as applicable.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                       DESCRIPTION OF SECURITIES

Not applicable.

Item 5.                       INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.                       INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada General Corporation Law (the “NGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.  Section 78.7502 of the NGCL further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Section 78.7502 of the NGCL further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

The Registrant’s Amended and Restated Articles of Incorporation, as amended (the “Charter”), provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was or has agreed to become a director or officer of the Registrant, or is serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification of directors and officers shall be against all loss, liability and expenses actually and reasonably incurred by or on behalf of a director or officer in connection with such action, suit or proceeding, including any appeals; provided that with respect to any action, suit or proceeding initiated by a director or officer, the Registrant shall indemnify such director or officer only if the action, suit or proceeding was authorized by the Registrant’s Board of Directors, except with respect to a suit for enforcement of rights to indemnification or advancement of expenses in accordance with the procedure therefor prescribed in the Charter.

The Charter also provides that the expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding; provided that if applicable law so requires, the advance payment of expenses shall be made only upon receipt by the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses under the Charter.

Under indemnification agreements entered into by the Registrant and its directors and officers, if an indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a claim by reason of (or arising in part out of) any event or occurrence related to the fact that indemnitee is or was a director or officer of the Registrant, the Registrant is required to indemnify the indemnitee to the fullest extent permitted by Nevada law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of such claim. If requested by an indemnitee in writing, the Registrant is required to advance to the indemnitee ahead of the final disposition of the claim any and all expenses (an “Expense Advance”).

The obligations of the Registrant to provide indemnification is subject to the condition that, except with respect to Expense Advances, the Board or other reviewing party under the agreement shall have determined (in a written opinion, in any case in which the reviewing party is independent legal counsel, such as after a change in control) that indemnification is proper in the circumstances, and the obligation of the Registrant to make an Expense Advance is subject to the condition that, if, when and to the extent that it is ultimately determined by a court of competent jurisdiction that the indemnitee is not entitled to be indemnified by the Registrant under applicable law, the Registrant shall be entitled to be reimbursed by the indemnitee for all such amounts theretofore paid. However, if an indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that the indemnitee should be indemnified under applicable law, the indemnitee is not required to reimburse the Registrant for any expense advance until a final judicial determination is made with respect thereto.

The Registrant is also required to indemnify the indemnitee against any and all expenses (including attorneys’ fees) and, if requested in writing by the indemnitee, shall advance such expenses to the indemnitee, which are incurred by the indemnitee in connection with any action brought by the indemnitee for (i) the enforcement of the indemnification agreement or the Registrant’s Charter or its Bylaws relating to indemnification or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Registrant.

The rights of the indemnitee hereunder are in addition to any other rights indemnitee may have under the Registrant’s Charter, its Bylaws, the Nevada Revised Statutes or otherwise.

The Registrant currently maintains insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with or as a consequence of certain actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Registrant.

Item 7.                       EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.                       EXHIBITS

See Index to Exhibits, which is incorporated herein by reference.

Item 9.                       UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church in the State of Virginia, on November 25, 2015.

CSRA INC.

By:	/s/ Lawrence B. Prior III
	Name:	Lawrence B. Prior III
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence B. Prior III, Helaine G. Elderkin, William Luebke and Kevin Libby and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 25th day of November, 2015.

SIGNATURE	TITLE

/s/ Lawrence B. Prior III	President and Chief Executive Officer
Lawrence B. Prior III	(Principal Executive Officer)

/s/ William Luebke	Controller
William Luebke	(Principal Financial and Accounting Officer)

/s/ H.C. Charles Diao	Director
H.C. Charles Diao

/s/ William L. Deckelman, Jr.	Director
William L. Deckelman, Jr.

/s/ Diane Wilfong	Director
Diane Wilfong

/s/ Billie I. Williamson	Director
Billie I. Williamson

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1

Amended and Restated Articles of Incorporation of CSRA Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K as filed with the Commission on November 19, 2015 (File No. 001-37494))

4.2

Amended and Restated Bylaws of CSRA Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K as filed with the Commission on November 19, 2015 (File No. 001-37494))

4.3	CSRA Inc. 2015 Omnibus Incentive Plan

4.4	CSRA Inc. 2015 Non-Employee Director Incentive Plan

4.5	CSRA Inc. 401(k) Plan

5.1	Opinion of Woodburn and Wedge

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included on the signature pages of this Registration Statement)